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                                                                    EXHIBIT 99.1
                                                                    ------------
NEWS RELEASE

WEEKS  -  Weeks Corporation - 4497 Park Drive - Norcross, Georgia 30093 -
          770-923-4076

CONTACT: David P. Stockert, Senior Vice President and Chief Financial Officer, 770-717-3204
          Susan C. Walker, Vice President, Investor Relations, 770-717-3260

WEEKS CORPORATION (WKS) COMPLETES $100 MILLION NINE-YEAR NOTE OFFERING

Atlanta, Georgia (July 31, 1998)--Weeks Corporation (NYSE:WKS) today announced the sale of $100 million of nine-year unsecured notes. The 7.375% notes, due August 1, 2007, were priced at 99.374 to yield 7.472%. The Company expects the notes to be rated BBB by Standard & Poor's and Baa2 by Moody's. They have already been rated BBB by Duff & Phelps. Proceeds from the offering will be used to repay borrowings under the Company's unsecured line of credit.

The managing underwriters for the offering were Goldman, Sachs & Co., Morgan Stanley Dean Witter and NationsBanc Montgomery Securities LLC. The notes were offered pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, and application has been made to list the notes on the New York Stock Exchange. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

OVERVIEW OF WEEKS CORPORATION

Weeks Corporation is a self-administered real estate investment trust that owns, develops and acquires industrial and suburban office buildings and business parks in the Sunbelt, encompassing these cities: metropolitan Atlanta, Georgia; Ft. Lauderdale, Jacksonville, Miami, Orlando and Tampa, Florida; the Research Triangle area of North Carolina; Nashville, Tennessee; Dallas/Ft. Worth, Texas; and Spartanburg, South Carolina. Weeks Corporation provides leasing, management, development, construction, landscaping and other tenant-related services for its own properties and for properties owned by others.

Weeks Corporation is on the Internet at http://www.weekscorp.com

Send e-mail correspondence to investorelations@weekscorp.com